EXHIBIT 3.6

AGREEMENT AND PLAN OF MERGER

            AGREEMENT made this ____ day of October, 2008, between Ram Financial Corporation, a Nevada corporation (Ram) at 502 N. Division Street, Carson City, NV 89703 and Confident Care Services, Inc., a California corporation (CCS) at 1810 E. Sahara Avenue, Las Vegas, NV 89104.

RECITALS

            A Plan of Merger pursuant to the provisions of Nevada law is hereby adopted to be effectuated through the transfer to Ram of all of the common stock of CCS solely in exchange for shares of Ram common stock, subject to the terms and conditions hereinafter set forth.

            NOW THEREFORE, to consummate the Plan of Acquisition and in consideration of the mutual covenants, agreements, representations and warranties herein contained, the parties hereby agree as follows:

1.     MERGER OF CCS

1.1.     At the Closing and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the Nevada Law, CCS shall be merged with and into Ram (the “Reverse Merger” or “Merger”), the separate corporate existence of CCS shall cease and Ram shall continue as the surviving corporation. Ram as the surviving corporation after the Merger shall change its name to “Confident Care Services, Inc.” (a Nevada Corporation).

1.2.     CCS shall validly transfer, assign, convey and deliver to Ram all of the common and preferred (if any) shares of CCS.

1.3.     Ram shall issue a total of 11,000,000 common voting shares to CCS’s sole, current shareholder.  Following the issuance of said shares, the total shares issued by Ram, the surviving corporation, shall be 22,000,000.

1.4.     The Board of Directors of the surviving corporation shall consist of the two current Directors of Ram and the current sole Director of CCS.

1.5.     The Companies agree that the Merger is intended to be a tax-free reorganization for federal income tax purposes.

2.     REPRESENTATIONS AND WARRANTIES OF CCS

2.1.     CCS is and will be at the date of closing, a corporation duly incorporated and validly existing under the laws of the state of its incorporation; is and will be at the date of closing in good standing under the laws of the state of its incorporation and of any other state or jurisdiction where it does interstate business; and will have at the date of closing all requisite corporate power and authority to own its properties and carry on its business as now conducted; and has and will have at the date of closing obtained all licenses, permits, or other authorizations, and taken all actions required by applicable law or governmental regulations in connection with its business as now conducted.

2.2.     CCS has an authorized capital stock consisting solely of 2,000 shares of common stock, of which all 2,000 shares, and no more, are presently issued and outstanding.

2.3.     CCS does not own, directly or indirectly, a majority or controlling interest in any corporation, business trust, joint stock company, or other business organization or association.  There are no outstanding rights, warrants, options, subscriptions, agreements, or commitments giving anyone any right to require CCS to issue, sell or transfer any stock or other securities.

2.4.     CCS has supplied Ram with current unaudited Financial Statements of CCS as of September 30, 2008.  The Financial Statements fully and fairly set forth the financial condition of CCS as of the dates or periods to the best of CCS’s present knowledge.  CCS did not have as of the date of the Financial Statements, nor will it have at the closing, except as may be stated:

2.4.1.     Any obligations, commitments or liabilities, contingent or otherwise, whether for taxes or otherwise which are not shown or provided for in the Financial Statements, except obligations to perform, after such date, sales contracts, supply contracts, purchase orders, and other commitments in each case in normal amounts incurred only in the ordinary course of business.

2.4.2.     Any third party contractual obligations or any contracts with directors, officers, employees or shareholders.

2.4.3.     Any litigation, legal action, arbitration, proceeding, demand, claim or investigation pending, or to the best of CCS’s present knowledge, planned or threatened, against CCS or which might affect the business or property of CCS or might affect this Agreement.

2.4.4.     Any notes or accounts receivable which are not current and collectible to the best of CCS’s present knowledge.

2.5.     CCS has good and marketable title to all of its properties and assets and none of such properties or assets is subject to a contract of sale or subject to securities interest, mortgages, encumbrances, liens, or charges of any character.

2.6.     The execution, delivery and performance of this agreement by CCS has been duly authorized by all requisite corporation action.

3.     REPRESENTATIONS AND WARRANTIES OF RAM

3.1.     Ram is a Nevada corporation which and has been validly incorporated and is now and at the closing date will be validly existing, in good standing under the laws of the State of Nevada, with an authorized capital stock of 100,000,000 shares of common stock $.001 par value, of which there is outstanding prior to the Merger 11,000,000 shares.

3.2.     Ram has authorized capital stock of 10,000,000 shares of preferred stock $.001 par value, of which there is outstanding prior to the Merger 1,400,000 shares.

3.3.     The execution, delivery and performance of this agreement by Ram has been duly authorized by all requisite corporation action.

4.     THE CLOSING

4.1.     The transfer of CCS common stock to Ram and the delivery of Ram common stock to CCS shall be effected as herein provided on the date of closing specified below.  Time shall be of the essence.

4.2.     The closing shall take place at El Cajon, CA, one of the offices of CCS, on the day all of the CCS common stock is received by Ram, the 18,000,000 common shares of Ram is received by CCS, and this signed contract has been received by Ram.

5.     CONDITIONS OF RAM’S OBLIGATIONS

5.1.     Ram’s obligations hereunder are subject to the accuracy in all material respects of the representations and warranties on the part of CCS herein contained; the transfer of CCS common stock to Ram at the closing; and to the following additional conditions:

5.1.1.     There shall have been no material adverse change since the date of the Financial Statements in the financial condition or affairs of CCS which substantially affects the value of the business.

5.1.2.     The sale of stock assets of CCS to Ram shall have been authorized by a majority of the stock authorized to vote.

6.     CONDITIONS OF CCS’S OBLIGATIONS

6.1.     CCS’s obligations hereunder are subject to the accuracy in all material respects of the representations and warranties on the part of Ram herein contained and the delivery of Ram preferred shares to CCS at the closing.

7.     MISCELLANEOUS

7.1.     This Agreement shall be binding upon and shall inure to the benefit of Ram and CCS stockholders and their respective heirs, executors, administrators.

7.2.     This Agreement constitutes the entire Agreement among the parties pertaining to the subject matter hereof and supersedes all prior agreements and understandings of the parties in connection therewith.

7.3.     This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada.

7.4.     This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instruments.

            IN WITNESS WHEREOF, the parties hereto have executed this Agreement upon the day set forth above.

RAM FINANCIAL CORP.                               CONFIDENT CARE SERVICES, INC.

________/s/___________________               ________/s/_____________________

By: Douglas Tallant, Chairman                        By: Jay Paul Riddles, Chairman